              ARCO CHEMICAL COMPANY AND CONSOLIDATED SUBSIDIARIES

             Computation of the Ratio of Earnings to Fixed Charges
                             (Million of Dollars)

                                                                                                            Six Months
                                                                   Years Ended December 31,             Ended June 30, 1997
                                                           ----------------------------------------    ---------------------
                                                           1992     1993     1994     1995     1996
                                                           ----     ----     ----     ----     ----
Pretax income from continuing operations                   $322     $311     $416     $756     $487            $ 126

Add:
        Interest expense ................................    91      105       85       89       86               42

        Rental expense factor ...........................    26       20       22       25       27               14
                                                           ----     ----     ----     ----     ----             ----
Earnings available for fixed charges ....................  $439     $436     $523     $870     $600            $ 182
                                                           ====     ====     ====     ====     ====             ====
Interest expense ........................................  $ 91     $105     $ 85     $ 89     $ 86            $  42

Add capitalized interest ................................    37        -        3        1        3                4

Rental expense factor ...................................    26       20       22       25       27               14
                                                           ----     ----     ----     ----     ----             ----
Fixed charges ...........................................  $154     $125     $110     $115     $116            $  60
                                                           ====     ====     ====     ====     ====             ====
Ratio of earnings to fixed charges ......................   2.9      3.5      4.8      7.6      5.2              3.0
                                                           ====     ====     ====     ====     ====             ====




                                  EXHIBIT 12